Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 20, 2018

ACME UNITED REPORTS 14% SALES INCREASE AND 17% DILUTED EPS

INCREASE FOR FIRST QUARTER OF 2018

Provides Financial Guidance for 2018

FAIRFIELD, CT. – April 20, 2018 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2018 were $31.7 million compared to $27.7 million in the first quarter of 2017, an increase of 14%.

Net income was $765,000 or $0.21 per diluted share for the quarter ended March 31, 2018 compared to $659,000, or $0.18 per diluted share, for the comparable period last year, an increase of 16% in net income and 17% in diluted earnings per share.

Walter C. Johnsen, Chairman and CEO said, “We have just completed another record first quarter in sales and earnings. All of our major product groups and our international businesses contributed, with especially strong growth in our first aid and safety products, where we have been gaining industrial customers through our patented SmartCompliance System. Continuing the trend we have been seeing since 2013, our on-line sales were robust. This was a strong start for 2018, and we have many plans to continue introducing new products and applications that leverage our proprietary technologies, our diverse customer base and our global reach.”

For the first quarter of 2018, net sales in the U.S. segment increased 13% compared to the same period in 2017. The sales increase was mainly due to market share gains in first aid and safety, growth in Westcott office scissors, and strong performance from the Camillus, DMT, and Cuda knives and sharpening tools.

Net sales in Canada for the first quarter of 2018 increased 12% in U.S. dollars and 8% in local currency compared to the same period in 2017, primarily due to gains in the school and office channel and higher sales of Camillus knives.

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European net sales for the first quarter of 2018 increased 27% in U.S. dollars and 10% in local currency compared to the first quarter of 2017, mainly due to new customers in the office products channel, growth of DMT products, and strong e-commerce demand for these products.

Gross margin was 38.2% in the first quarter of 2018 versus 38.1% in the comparable period last year.

The Company is providing financial guidance for 2018 of approximately $140 million in revenues, $5.7 million in net income, and $1.53 earnings per share. This compares to sales of $130.6 million, non-GAAP net income of $5.3 million and earnings per share of $1.42 for 2017. (As previously reported, the Company’s GAAP net income of $4.1 million for 2017 included a $1.2 million non-cash tax charge related to the U.S. Tax Cuts and Jobs Act.)

The Company’s bank debt less cash on March 31, 2018 was $43.7 million compared to $38.2 million on March 31, 2017. During the twelve-month period ended March 31, 2018, the Company purchased its manufacturing and distribution facility in Vancouver, WA for $4.0 million and distributed $1.4 million in dividends on its common stock.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, April 20, 2018, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-289-0438. International callers may dial 323-794-2423. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

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Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; (vii) increases in the cost of borrowings resulting from rising interest rates; (viii) uncertainties arising from the interpretation and application of the recently enacted Tax Act; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER REPORT 2018

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2018	March 31, 2017

Net sales	$31,709	$27,745
Cost of goods sold	19,585	17,181
Gross profit	12,124	10,564
Selling, general and administrative expenses	10,774	9,372
Operating income	1,350	1,192
Interest expense, net	405	263
Other income, net	(28)	(9)
Income before income tax expense	974	938
Income tax expense	209	279
Net income	$765	$659

Shares outstanding - Basic	3,374	3,329
Shares outstanding - Diluted	3,662	3,730

Earnings per share - basic	$0.23	$0.20
Earnings per share - diluted	0.21	0.18

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST QUARTER REPORT 2018

(Unaudited)

Amounts in $000's

	March 31, 2018	March 31, 2017

Assets
Current assets:
Cash and cash equivalents	$1,065	$6,175
Accounts receivable, less allowance	24,451	21,251
Inventories	41,900	37,284
Prepaid expenses and other current assets	2,801	2,879
Total current assets	70,217	67,589

Plant, Property and equipment, net	14,158	8,380
Intangible assets, less amortization	17,576	19,525
Goodwill	4,696	3,948
Other assets	597	762
Total assets	$107,246	$100,204

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,483	$5,731
Other current liabilities	3,669	3,204
Total current liabilities	11,152	8,935

Long-term debt	41,100	44,382
Mortgage payable, net of current portion	3,644	—
Other non-current liabilities	859	284
Total liabilities	56,755	53,601
Total stockholders' equity	50,491	46,603
Total liabilities and stockholders' equity	$107,246	$100,204

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